Exhibit 10.1

September 24, 2014

BY: HAND DELIVERY

Anthony M. Lougee

777 Alexander Road

Princeton NJ  08540

Re:	Severance Payment Agreement

Dear Mr. Lougee:

This letter confirms the terms of the agreement between you and Dataram Corporation (the "Company") concerning your receipt of a severance payment in the event your employment with the Company is terminated without Cause, as such is defined below (the "Agreement"). This Agreement is not a contract of employment, and your employment with the Company remains at-will, meaning that either you or the Company may terminate the employment relationship at any time, for any or no reason.

The Severance Payment

If your employment is terminated by the Company without Cause (as defined below) then, provided that you remain in compliance with the terms of this Agreement, the Company will pay to you, as severance, (i) the equivalent of twelve (12) months of your base annual salary in effect as of the date of the termination, and (ii) an amount equal to the bonus payment received by you in the prior year, excluding any special bonus if any ((i) and (ii) together the "Severance Payment"), subject to standard payroll deductions and withholdings. The Severance Payment will be paid in twelve (12) monthly installments following the date of termination of your employment, in accordance with the Company's normal payroll practices.

For purposes of this Agreement, “Cause” for termination means: (a) conviction of or a plea of nolo contendere to any crime involving dishonesty; (b) your refusal to substantially perform your duties as Controller (other than any such refusal resulting from incapacity due to physical or mental illness), which refusal is not remedied within thirty (30) days after receipt of written notice from the Company; (c) intentional damage to any Company property; (d) misconduct or other violation of Company policy that causes harm or exposes Company to legal liability; or (e) breach of any written agreement with Company.

Your Responsibilities and Commitments

In exchange for the Severance Payment, you agree to the following:

1.                  Release of Claims: You, and anyone else who may make a claim on your behalf, release and discharge the Company, and its parents, subsidiaries, affiliates, successors and assigns, and its and their respective present and former shareholders, officers, directors, employees, administrators, insurers and attorneys ("Released Parties") from all causes of action, lawsuits, liabilities, rights or claims whatsoever you may have or had against the Released Parties, whether known or unknown, which existed or are existing, at any time from the beginning of the world up to the date of the termination of your employment, including, without limitation, all liabilities, rights or claims arising from or in connection with your employment, any employment agreement or the termination of employment from the Company. This general release includes, but is not limited to, all actions, rights and claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Labor Standards Act, and any other federal, state and/or local employment and anti-discrimination laws, including, without limitation the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the anti-retaliation provisions of the New Jersey Workers’ Compensation Law, the New Jersey Constitution, the common law of contract and tort, and any wage law or other purported restriction on an employer's right to terminate the employment of employees. This general release specifically excludes a claim for unemployment compensation and any claim deemed non-waivable by the State of New Jersey.

2.                  Second Release of Claims. You will sign a second Release of Claims in the same language as Paragraph 1 above on the date of the termination of your employment. You agree that the eligibility to receive the Severance Payment is good and sufficient consideration for the second Release of Claims.

3.                  Non-Solicitation/No-Hire. As Controller, you have been entrusted with and have had access to confidential documents and information, including but not limited to unique, confidential and proprietary business and financial information, methods, techniques, plans and trade secrets of the Company. The Company desires to protect its legitimate business interests in such confidential documents and information entrusted to you or to which you have access and ensure that such are used solely for the benefit of the Company and not in competition with or to the detriment of the Company. In consideration of the Severance Payment, the sufficiency of which you acknowledge, you hereby agree that for a period of one (1) year after the termination of your employment you shall not, directly or indirectly, without the prior written consent of the Company,

(i)	solicit, induce, recruit or encourage any employee, agent, consultant, independent contractor or representative to leave the service of the Company, for any reason; or
(ii)	solicit, induce, recruit or encourage any customer of, supplier to, or person or entity with whom the Company is engaged in business or, to your knowledge, is planning or proposing to engage in business, to terminate any commercial relationship with the Company.
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You acknowledge and agree that the limitations contained above are reasonable as to the scope of restricted activity and length of time for purposes of protecting the good will and other commercial advantages and business interests enjoyed by the Company and are intended to limit competition and solicitation by you to the maximum extent permitted by law.

This Agreement will be governed and interpreted according to the laws of the State of New York without regard to any provisions of it choice of laws rules that would result in a different outcome.

You understand and acknowledge that you (i) have had the opportunity to consider this Agreement for twenty-one (21) days before executing it; (ii) have carefully read and fully understand all of the provisions of this Agreement; (iii) are, through this Agreement, releasing the Company and certain others from any and all claims you may have against them, except for claims for unemployment compensation; (iv) knowingly and voluntarily agree to all of the terms set forth in this Agreement and intend to be legally bound by the same; (v) were advised by the Company, and have had the opportunity to consult with an attorney of your choice prior to executing this Agreement; (v) have a full seven (7) days following the execution of this Agreement to revoke it; (vi) understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) are among the claims being waived by this Agreement.

Sincerely,

DATARAM CORPORATION

By: /s/ John H. Freeman

Name: John H. Freeman

Title: President and CEO

AGREED TO AND ACCEPTED:

Anthony M. Lougee

/s/ Anthony M. Lougee

Date: September 24, 2014

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